Exhibit 10.8

June 27, 2006

Ms. Lin Coughlin

Chief Administrative Officer, Cendant Corporation

One Campus Drive

Parsippany, NJ 07054

Dear Lin:

This is to confirm our mutual agreement that you will remain employed with, and not resign from, Cendant Corporation (“Cendant”) in your current position, through December 31, 2006, or such other date which we mutually agree to. In consideration of your agreement to remain in your current position through such date, Cendant agrees not to terminate your employment prior to such date, without your consent, other than for cause, and other than in connection with your breach of Cendant’s Code of Conduct.

You also agree that you are not eligible for any additional long term incentive awards or other special compensation or remuneration, and in particular that you will not receive an equity award in connection with any 2006 annual grant of Cendant or any company which separates from Cendant as part of Project Nova.

Further, upon your termination of employment, Cendant and you hereby agree to execute an Agreement and General Release substantially in the form attached hereto as Annex A, which agreement fully and completely outlines your severance pay and benefits and releases all legal claims which you may possibly raise against Cendant and all of its affiliates.

Also, you acknowledge that an important part of our agreement is that, or good and valuable consideration in the form of enhanced severance and other special compensation, all of your outstanding options to purchase Cendant common stock will automatically, irrevocably and immediately terminate and be forfeited.

Please acknowledge your agreement to the foregoing by executing a copy of this letter agreement and returning it to my attention. Thank you.

Very truly yours,

/s/ Ron Nelson
Ron Nelson

Acknowledged & Agreed:

/s/ Lin Coughlin

Lin Coughlin

Annex A

AGREEMENT AND GENERAL RELEASE

Lin Coughlin (hereinafter collectively with her heirs, executors, administrators, successors and assigns, “Executive”) hereby agrees that:

Executive is being afforded forty-five (45) days to consider the meaning and effect of this Agreement and General Release (this “Agreement or Release”); and

Executive has been advised to consult with an attorney prior to signing this Release. Executive acknowledges that, absent execution of this Release, Executive would not be entitled to the payments or benefits described herein; and

Executive understands that she may revoke this Release for a period of seven (7) calendar days following the day she executes this Release and said Release shall not become effective or enforceable until the revocation period has expired, and no revocation has occurred. Any revocation within this period must be submitted, in writing, to the Company, and state, “I hereby revoke my acceptance of your Release.” Said revocation must be personally delivered to Cendant Corporation (the “Company”), or mailed to the Company, to the attention of Ron Nelson, President, and postmarked within seven (7) calendar days of execution of this Release; and

Executive has carefully considered other alternatives to executing this Release.

THEREFORE, Executive, for the full and sufficient consideration, agrees as follows:

1. Executive acknowledges and agrees that her last day of employment with the Company and its subsidiaries will be December 31, 2006, or such other date mutually agreed upon by the Company and the Executive, and that upon such date she hereby resigns her employment and officer position with the Company and its subsidiaries.

2. Executive, of her own free will, knowingly and voluntarily releases and forever discharges the Company, its parents, affiliates, subsidiaries, divisions, successors (including subsidiaries and divisions of the Company which, in connection with contemplated separation transactions, become separate companies), predecessors and assigns and their respective employees, officers, directors, employee benefit plans, and agents thereof (collectively referred to throughout this Agreement as the “Released Parties”), of and from any and all actions or causes of action, suits, claims, charges, complaints, promises, policies, demands and contracts (whether oral or written, express or implied from any source), of any nature whatsoever, known or unknown, suspected or unsuspected, which against the Released Parties, Executive or Executive’s heirs, executors, administrators, successors or assigns ever had, now have, or hereafter can, shall, or may have, by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time Executive executes this Release, including, but not limited to:

(a)	any and all matters arising out of her employment with the Company or any of the Released Parties and the cessation of said employment, and including, but not limited to, any claims for salary, bonuses, commissions, finders’ fees, incentive compensation of any kind, stock options, stock appreciation rights, restricted stock, restricted stock units, severance pay, director pay, or vacation pay (or any amounts or payments in consideration of the termination or cancellation of any of the foregoing or any benefits, rights or compensation pursuant to any plan or program providing any of the foregoing), any alleged violation of the National Labor Relations Act, any claims for discrimination of any kind under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act of 1974 (except for vested pension benefits which are not affected by this agreement), the Americans With Disabilities Act of 1990, the Fair Labor Standards Act, the Occupational Safety and Health Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Federal Family and Medical Leave Act; and

(b)	the New York Equal Pay Law; Human Rights Law; Civil Rights Law; AIDS Testing Confidentiality Act; Occupational Safety and Health Laws; Rights of Person’s With Disabilities Law; Smoker’s Rights Law; the Adoptive Parents Child Care Leave Law; the Bias Against Cancer Victim’s Law; Equal Rights Law; Bone Marrow Donor Leave Law; “Consumer Reports: Discrimination” provision; “Worker’s Compensation” provision; “Jury Duty” provision; “Arrest Records” provision; “Military Service Leave” provision; “Voting Leave” provision; and

(c)	the New Jersey Equal Pay Law; Law Against Discrimination; Occupational Safety and Health Laws; Conscientious Employee Protection Act; Tobacco Use Discrimination Law; Family Leave Act; Wage and Hour Laws; “Workers’ Compensation: Retaliation” provision; “Political Activities of Employees” provision; “Lie Detector Tests” provision; and

(d)	any other federal, state or local civil or human rights law or securities law, or any other alleged violation of any local, state or federal law, regulation or ordinance, and/or public policy, implied or expressed contract, fraud, negligence, estoppel, defamation, infliction of emotional distress or other tort or common-law claim having any bearing whatsoever on the terms and conditions and/or cessation of her employment with the Company or any Released Party, including, but not limited to, any allegations for costs, fees, or other expenses, including reasonable attorneys’ fees, incurred in these matters.

Executive is also releasing any and all rights to the payments and benefits under her existing letter agreement with the Company outlining the terms of her employment (the “Employment Agreement”), except that Executive shall receive the severance related payments and benefits specified in therein, to the extent modified and increased by agreement with the Company, which Executive acknowledges and agrees are fully and completely listed on Schedule A hereto. Notwithstanding the foregoing, Executive is not relinquishing her right to indemnification from the Company to the extent provided under the Company’s By-laws. Executive acknowledges and agrees that all noncompetition, nonsolicitation, confidentiality, cooperation and similar restrictive covenants which currently apply to her, whether pursuant to the Employment Agreement or any Company policy, will remain in effect in accordance with their terms.

3. This Release is made in the State of New York and shall be interpreted under the laws of said State. Should any provision of this Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Release in full force and effect. However, if as a result of any action initiated by Executive, any portion of the release language contained herein were ruled to be unenforceable for any reason, Executive shall return to the Company the consideration paid or otherwise received by him pursuant to the Employment Agreement.

EXECUTIVE HAS READ AND FULLY CONSIDERED THIS RELEASE AND HAS CONFERRED WITH COUNSEL OF HER CHOICE CONCERNING ITS TERMS AND HAS THEREAFTER ELECTED TO EXECUTE THIS RELEASE AND TO RECEIVE THE SUMS AND BENEFITS SET FORTH IN SCHEDULE A HERETO.

IF THIS DOCUMENT IS RETURNED EARLIER THAN FORTY-FIVE (45) DAYS, THEN EXECUTIVE ACKNOWLEDGES AND WARRANTS THAT SHE HAS VOLUNTARILY AND KNOWINGLY WAIVED THE 45 DAY REVIEW PERIOD, AND THIS DECISION TO ACCEPT A SHORTENED PERIOD OF TIME IS NOT INDUCED BY THE RELEASED PARTIES THROUGH FRAUD, MISREPRESENTATION, A THREAT TO WITHDRAW OR ALTER THE OFFER PRIOR TO THE EXPIRATION OF THE 45 DAYS, OR BY PROVIDING DIFFERENT TERMS TO EMPLOYEES WHO SIGN RELEASES PRIOR TO THE EXPIRATION OF SUCH TIME PERIOD.

THEREFORE, Executive now voluntarily and knowingly executes this Release.

/s/ Lin Coughlin
Lin Coughlin

Signed before me
This 27th day of June, 2006.

Notary Public

Schedule A

A.	Executive will receive a lump sum cash severance payment equal to $1,200,000 (one million and two hundred thousand dollars), less applicable withholding taxes. Payment will be made as soon as practicable following the effectiveness of the Release of Claims.

B.	Executive will receive a lump sum cash enhanced severance payment equal to $230,000 (two hundred and thirty thousand dollars), less applicable withholding taxes. Payment will be made as soon as practicable following the effectiveness of the Release of Claims.

C.	Executive will receive payment of her 2006 annual bonus in an amount equal to $570,000 (five hundred and seventy thousand dollars), less applicable withholding taxes. Payment will be made as soon as practicable following the effectiveness of the Release of Claims

D.	All of Executive’s outstanding Cendant restricted stock units that vest upon the attainment of “target” performance goals will become vested upon the date which is 30 days following the second of Cendant’s contemplated spin-off transactions (the “Transaction”), but not earlier than the date upon which this Release becomes effective. All of Executive’s other outstanding Cendant restricted stock units (i.e., those which vest upon the attainment of “above-target” performance goals) will terminate at the same time such units terminate for all other Cendant employees in connection with the Transaction.

E.	For good and valuable consideration discussed above, Executive hereby waives any and all rights to any additional Relocation Benefits whether pursuant to any Cendant plan or policy, or any right under any prior agreement. Executive agrees that she will not receive any additional relocation benefits from Cendant and will not request any such benefits.

F.	For good and valuable consideration discussed above, Executive hereby irrevocably agrees to the termination, cancellation and forfeiture of all of her outstanding options to purchase common stock of Cendant (options relating to approximately 78,865 shares of Cendant stock) which shall occur automatically and without the need for further action, effective immediately. Further, Executive agrees not to attempt to exercise any such options prior to the termination of such options.